Consent of Independent Auditors


The Partners
Wicks Broadcast Group Limited Partnership


We consent to the incorporation by reference in this registration statement on Form S-8 of Cumulus Media, Inc. of our report dated May 18, 1998, with respect to the balance sheets of Chattanooga Broadcast Group (a division of Wicks Broadcast Group Limited Partnership) as of December 31, 1997 and 1996 and the related statements of operations and changes in division equity and cash flows for each of the years in the three year period ended December 31, 1997 which report appears in the Form S-1 (No. 333-48849) of Cumulus Media, Inc.
dated June 19, 1998.


                                 KPMG Peat Marwick LLP

Mclean, VA
December 4, 1998